Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS FIRST QUARTER 2013

OPERATING AND FINANCIAL RESULTS

–     Net Product Sales of $1.43 Billion, Increased 15 Percent Y/Y

–     Total Revenue of $1.46 Billion, Increased 15 Percent Y/Y

–     Adjusted Diluted Earnings Per Share of $1.37, Increased 27 Percent Y/Y

–     2013 Adjusted Diluted EPS Guidance Raised; Net Product Sales Guidance Affirmed

SUMMIT, NJ – (April 25, 2013) – Celgene Corporation (NASDAQ: CELG) reported net product sales of $1,429 million for the first quarter of 2013, a 15 percent increase from the same period in 2012.  Adjusted net income for the first quarter of 2013 increased 22 percent to $592 million compared to $484 million in the first quarter of 2012.  First quarter total revenue was $1,465 million compared to $1,273 million in first quarter of 2012. For the same period, adjusted diluted earnings per share increased 27 percent to $1.37 from $1.08.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported first quarter of 2013 net income of $385 million or $0.89 per diluted share.  For the first quarter of 2012, net income was $402 million or $0.90 per diluted share.

“The first quarter delivered remarkable achievements as the result of our clinical, regulatory and commercial efforts,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation.  “With the momentum from these milestones and the opportunities in the rest of the year, we are well-positioned to achieve our goals for 2013 and accelerate our next phase of growth.”

First Quarter 2013 Financial Highlights

Unless otherwise stated, all comparisons are for the first quarter of 2013 compared to the first quarter of 2012.  The adjusted operating expenses presented below exclude share-based employee compensation expense, IPR&D impairments and upfront collaboration payments. Please see the attached Reconciliation of GAAP to Adjusted Net Income for further information.

Net Product Sales Performance

•                  REVLIMID® sales for the first quarter increased 16 percent to $1,003 million and were driven by overall market share gains and increased duration of therapy.  U.S. sales of $568 million and international sales of $435 million increased 16 percent and 17 percent, respectively.  Net sales were negatively impacted by Medicare Part D Coverage Gap rebates and foreign currency exchange effects.

•                  ABRAXANE® sales for the first quarter were $123 million, an 18 percent increase. U.S. sales of $94 million and international sales of $29 million increased 15 percent and 28 percent, respectively.  The increase in U.S. sales reflects the impact of the first full quarter of sales after the fourth quarter 2012 launch in non-small cell lung cancer (NSCLC). International sales were favorably impacted by higher sales in Japan and Europe.

•                  VIDAZA® first quarter sales increased 10 percent to $204 million.  U.S. sales increased 18 percent to $87 million.  International sales were $117 million and increased 4 percent from 2012.  Sales were driven by increased demand in the U.S., Europe and Latin America.

•                  POMALYST® first quarter sales were $29 million. Following the approval on February 8, U.S sales were $22 million. Sales in Europe from early access programs were $7 million.

•                  THALOMID® sales were $57 million in the first quarter, representing a 26 percent decrease year-over-year.  Compared to the fourth quarter of 2012, sales declined 21 percent.  This decline includes approximately $8 million of sales return reserves taken related to the transition of THALOMID distribution from retail to specialty pharmacies.

Research and Development (R&D)

Adjusted R&D expenses were $330 million for the first quarter compared to $315 million for the first quarter of 2012.  The increase is primarily due to milestone payments for existing research collaborations.  On a GAAP basis, R&D expenses were $452 million for the first quarter of 2013 and $362 million for the same period in 2012.  GAAP R&D expenses increased primarily due to upfront payments for new collaborations entered into during the quarter.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses were $333 million for the first quarter of 2013 compared to $299 million for the first quarter of 2012.  The change was primarily due to launch activities for POMALYST in relapsed and refractory multiple myeloma and ABRAXANE in NSCLC.  On a GAAP basis, SG&A expenses were $369 million for the first quarter of 2013 compared to $326 million for the same period in 2012.

Cash, Cash Equivalents, and Marketable Securities

Operating cash flow was $367 million in the first quarter of 2013.  Under its authorized stock repurchase program, Celgene entered into an accelerated share repurchase (ASR) agreement with an investment bank to repurchase an aggregate of $600 million of the Company’s common stock.  Under the program, there was an initial delivery of approximately 3.0 million shares. The total number of shares ultimately repurchased will be determined upon final settlement to be completed no later than May 20, 2013. In addition, Celgene purchased approximately 4.2 million shares during the first quarter of 2013 at a total cost of approximately $403 million.

As of March 31, 2013, the Company had $834 million remaining under the existing stock repurchase program. Celgene ended the quarter with $3,521 million in cash and marketable securities.

2013 Adjusted Diluted EPS Guidance Raised; Net Product Sales Guidance Affirmed

•	Total Net Product Sales are expected to increase approximately 11 percent year-over-year to $6,000 million.
•	REVLIMID Net Product Sales are expected to increase approximately 10 percent year-over-year to a range of $4,100 to $4,200 million.
•	Adjusted diluted EPS guidance is raised to a range of $5.55 to $5.65 from a range of $5.50 to $5.60, an increase of approximately 14% over 2012.
•	GAAP diluted EPS expected to be in the range of $4.32 to $4.47 which includes upfront payment expense for alliances and collaborations.

Product and Pipeline Updates

Hematology

REVLIMID:  The application for REVLIMID in patients with relapsed and refractory mantle cell lymphoma (MCL) after prior therapy that included bortezomib was accepted by the U.S. FDA. The Agency assigned a priority review to the application with a Prescription Drug User Fee Act (PDUFA) goal date of June 5, 2013.

Enrollment in the CLL-008 trial in elderly patients with chronic lymphocytic leukemia (CLL) has completed.  Enrollment in the CLL-002 maintenance trial in relapsed and refractory CLL is ongoing.  Additional combination studies in CLL are planned.

During the quarter, REVLIMID was granted full approval by the China State Food and Drug Administration for use in combination with dexamethasone as a treatment for patients with relapsed or refractory multiple myeloma who have received at least one prior therapy. The Company plans to have drug available to patients late in the second quarter.

At the International Myeloma Workshop meeting in Kyoto, Japan in early April, updates to the CALGB 100104 trial and MM-015 trial were presented. In the CALGB 100104 trial, the overall survival benefit of REVLIMID maintenance continues to be statistically significant compared to placebo after 48 months of follow-up.  The cumulative incidence risk for second primary malignances (SPMs) was higher in the REVLIMID arm and the cumulative incidence risk for progression and death was higher in the placebo arm. In MM-015, there was a safety update that showed that event-free survival, which included SPMs, demonstrates the benefit-risk profile of REVLIMID in newly diagnosed multiple myeloma remained favorable.

POMALYST:  On February 8, POMALYST was granted approval by the FDA for patients with multiple myeloma who have received at least two prior therapies including REVLIMID and bortezomib and have demonstrated disease progression on or within 60 days of completion of the last therapy.  The European Medicines Agency (EMA) continues to review the submission of POMALYST for the European Union with a decision expected in the third quarter.

The phase III RESUME (MF-002) trial comparing POMALYST to placebo in subjects with myeloproliferative neoplasm-associated myelofibrosis and severe anemia with RBC-transfusion-dependence did not meet its primary endpoint.  Celgene and the study investigators will analyze the data and submit the results to a future medical meeting.

Oncology

ABRAXANE:  A supplemental New Drug Application was submitted to the FDA in March for ABRAXANE in patients with metastatic pancreatic cancer. A marketing application for the same indication was also submitted to the EMA in April. The Company is working towards regulatory submissions in other international markets later in the year.

In January, at the American Society of Clinical Oncology (ASCO) Gastrointestinal Cancers Symposium Annual Meeting, the Company announced that its phase III clinical trial of ABRAXANE in combination with gemcitabine in treatment-naïve patients with metastatic pancreatic cancer demonstrated a statistically significant improvement in overall survival compared to patients receiving gemcitabine alone. Based on these results, the National Comprehensive Cancer Network (NCCN) updated the guidelines for pancreatic cancer and treatment with ABRAXANE in combination with gemcitabine in April. The combination now has a Category 1 listing (changed from 2B) for patients with metastatic disease and good performance status.

Currently more than 50 abstracts on Celgene products have been accepted for the 49th ASCO Annual Meeting to be held May 31 through June 4 in Chicago. The submitted abstracts are across the entire portfolio in hematology and oncology.  Presentations on REVLIMID in lower risk non-deletion 5q myelodysplastic syndromes, single agent REVLIMID in MCL, REVLIMID versus MEL200 in newly diagnosed multiple myeloma and an update from the phase III MPACT trial of ABRAXANE in pancreatic cancer are expected.

Inflammation & Immunology

Apremilast:  In March, Celgene submitted a New Drug Application to the FDA for the approval of apremilast for the treatment of adult patients with active psoriatic arthritis.  A submission to the health authorities for psoriatic arthritis in Canada was also completed. The Company plans to submit apremilast to the FDA for moderate-to-severe plaque psoriasis and to the EMA for psoriatic arthritis and psoriasis also in the second half of 2013.

In January, at the American Academy of Dermatology annual meeting, the Company presented data on the ESTEEM 1 trial of apremilast in patients with moderate-to-severe plaque psoriasis. In the study, a significantly higher percentage of apremilast-treated patients demonstrated PASI-75 at week 16 than did patients on placebo.

At the European League Against Rheumatism meeting to be held in Madrid from June 12 through 15, the PALACE 3 primary endpoint data and PALACE 1 52-week data have been accepted for oral presentation. In addition, the PALACE 1, 2 and 3 pooled safety data, the PALACE 3 secondary endpoints and the phase II trial in Behçet’s disease (BCT-001) will be presented.

First Quarter 2013 Conference Call and Webcast Information

Celgene will host a conference call to discuss the first quarter of 2013 operating and financial performance on Thursday, April 25, 2013, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon April 25, 2013, until midnight ET May 1, 2013.  To access the replay, in the U.S. dial (855) 859-2056; international dial (404) 537-3406; and Participant Pass code 22901973. The Company’s second quarter of 2013 financial and operational results is expected to be reported on July 25.

About REVLIMID

In the U.S., REVLIMID (lenalidomide) in combination with dexamethasone is indicated for the treatment of multiple myeloma (MM) patients who have received at least one prior therapy.  REVLIMID is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.

About ABRAXANE

In the U.S., ABRAXANE for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six month of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.

ABRAXANE is also indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.

About POMALYST

In the U.S., POMALYST (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and bortezomib and have demonstrated disease progression on or within 60 days of completion of the last therapy. Approval is based on response rate. Clinical benefit, such as improvement in survival or symptoms, has not been verified.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the company’s Web site at www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways. See the attached Reconciliations of GAAP to adjusted Net Income for explanations of the amounts excluded and included to arrive at adjusted net income and adjusted earnings per share amounts for the three-month periods ending March 31, 2013 and 2012, and for the projected amounts for the year ending December 31, 2013.

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Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended
	March 31,
	2013	2012

Net product sales	$1,429.3	$1,245.5
Other revenue	35.3	27.8
Total revenue	1,464.6	1,273.3

Cost of goods sold (excluding amortization of acquired intangible assets)	80.5	72.5
Research and development	452.4	362.0
Selling, general and administrative	369.0	325.8
Amortization of acquired intangible assets	65.7	41.8
Acquisition related charges (gains) and restructuring, net	33.2	(11.1)
Total costs and expenses	1,000.8	791.0

Operating income	463.8	482.3

Other income (expense), net	(15.4)	(8.3)

Income before income taxes	448.4	474.0

Income tax provision	63.5	72.5

Net income	$384.9	$401.5

Net income per common share:
Basic	$0.92	$0.92
Diluted	$0.89	$0.90

Weighted average shares:
Basic	417.9	438.3
Diluted	432.2	448.6

	March 31,	December 31,
	2013	2012
Balance sheet items:
Cash, cash equivalents & marketable securities	$3,520.5	$3,900.3
Total assets	11,452.6	11,734.3
Short-term borrowings	362.0	308.5
Long-term debt	2,764.1	2,771.3
Total stockholders’ equity	5,554.4	5,694.5

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended
		March 31,
		2013	2012

Net income - GAAP		$384.9	$401.5

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Products exited or to be exited -Pharmion	(1)	-	(1.4)
Share-based compensation expense	(2)	2.8	2.9

Research and development:
Share-based compensation expense	(2)	27.0	25.0
IPR&D impairments	(3)	-	22.2
Upfront collaboration payments	(4)	95.7	-

Selling, general and administrative:
Share-based compensation expense	(2)	35.8	26.8

Amortization of acquired intangible assets	(5)	65.7	41.8

Acquisition related charges (gains) and restructuring, net:
Change in fair value of contingent consideration	(6)	33.2	(12.5)
Acquisition and restructuring costs	(6)	-	1.4

Net income tax adjustments	(7)	(53.4)	(23.3)
Net income - Adjusted		$591.7	$484.4

Net income per common share - Adjusted
Basic		$1.42	$1.11
Diluted		$1.37	$1.08

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

Explanation of adjustments:

(1)        Exclude the net (benefit) cost of activities arising from the acquisition of Pharmion Corp. (Pharmion) that are planned to be exited.

(2)        Exclude share-based compensation expense totaling $65.6 for the three-month period ended March 31, 2013 and $54.7 for the three-month period ended March 31, 2012.

(3)        Exclude in-process research and development impairments recorded as a result of changes in estimated probability-weighted cash flows.

(4)        Exclude upfront payments for research and development collaboration arrangements.

(5)        Exclude amortization of intangible assets acquired in the acquisitions of Pharmion, Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis) and Celgene Avilomics Research, Inc. (formerly known as Avila Therapeutics)(Avila).

(6)        Exclude acquisition related charges and restructuring, including changes in the fair value of contingent consideration, related to the acquisitions of Gloucester, Abraxis and Avila.

(7)        Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including acquisition related matters.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2013 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$1,857.7	$1,924.1

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		12.6	12.2

Research and development:
Share-based compensation expense		104.4	100.4
Upfront collaboration payments		157.9	151.7

Selling, general and administrative:
Share-based compensation expense		113.4	109.0

Amortization of acquired intangible assets		265.4	262.8

Acquisition related charges (gains) and restructuring, net:
Change in fair value of contingent consideration		36.1	36.1

Net income tax adjustments		(161.0)	(166.8)

Projected net income - Adjusted		$2,386.5	$2,429.5

Projected net income per diluted common share - GAAP		$4.32	$4.47

Projected net income per diluted common share - Adjusted		$5.55	$5.65

Projected weighted average diluted shares		430.0	430.0

(1)        Our projected earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, or changes in the fair value of our CVRs issued as part of the acquisition of Abraxis that occurred afterthe date of this press release.